SHARE EXCHANG AGREEMENT

This agreement was signed in Beijing, China, on March 6th, 2006, by both parties

Party A 1: Jilin Province Tianxin Economic and Trade Ltd. (a PRC company)
Address: 32 Dongminzhu St., Changchun
Legal representative: Yu Dianlin

Party A 2: Gao Ge, a citizen of Peoples Republic of China
China Identification Card No.: 220104196807194432

The above two hereinafter shall be referred to collectively as ("Seller" or "Tianxin").

Party B: Luxon Holdings, Inc., a Nevada corporation, hereinafter referred to as ("Buyer" or Luxon")
Address: 2050 Russett Way, Carson City, NV, U.S.A.
Chief Executive Officer: William Wang

When both Party A and Party B are mentioned at the same time, they are referred to as "Both Parties".

RECITALS

Founded in accordance with the *Company Law of the People's Republic of China*, other relevant laws, administrative regulations and sector rules promulgated in China (hereinafter referred to as "relevant laws"), the Liaoyuan Yinyuan Aluminum Alloy Co., Ltd. is a limited-liability company formed in Liaoyuan City, Jilin Province, China (hereinafter referred to as "Yinyuan" or "Acquisition Target");

The Yinyuan's registered capital is 10,000,000 RMB Yuan, and its stockholder equity structure is as follows: A group consisted of 376 individual shareholders (see attached "Yinyuan Shareholder List") who collectively is represented by Party A1 owns 99% of the shares in proportion to the registered capital, and Party A 2 owns 1% of the shares in proportion to the registered capital.

The Buyer desires to acquire all issued and outstanding shares of common stock of Seller, and the Seller wishes to have all issued and outstanding shares of common stock of Seller acquired by the Buyer solely for the purpose of establishing a U.S. holding company for operations in China, on the terms and conditions set forth in this Agreement by way of an exchange of shares (the "Exchange").

The board of directors and/or its representatives of the Buyer and the Seller have determined that it is in the best interest of the parties for the Buyer to acquire all issued and outstanding shares of common stock of the Seller pursuant to a share exchange transaction.

NOW, THEREFORE, in consideration of the terms, conditions, agreements and covenants contained herein (the receipt and sufficiency of which are acknowledged by each party), and in reliance upon the representations and warranties contained in this Agreement, the parties hereto agree as follows:

I. RECITALS; TRUE AND CORRECT

The above stated recitals are true and correct and are incorporated into this Agreement.

II. PURCHASE AND SALE

2.1 Share Exchange. Subject to all the terms and conditions of this Agreement, at the Closing, the Seller agrees to receive from the Buyer, and Buyer agree to issue to the shareholders of the Seller ("Shareholder") _11,000,000_ Shares of Common Stock of the Buyer ("Buyer Shares") (the "Share Consideration") in exchange for the transfer of _11,000,000_ shares of the Common Stock of the Seller ("Seller's Shares") to the Buyer. Each Seller's Share that is issued and outstanding immediately before the Closing, other than shares with respect to which the right to dissent has been exercised, shall entitle the holder thereof to receive _1to1_ Buyer Share.

2.2 Other Consideration.

Buyer shall also pay Seller the sum of ￥12,500,000 RMB (approximately USD $1,562,500) within 360 days of execution of this agreement, with this obligation bearing no interest and not being reflected in any other writing than this Agreement.

2.3 Closing. The Closing and share exchange shall occur simultaneously upon execution of this agreement, however, as aforementioned section 2.2 has provided, Buyer has 360 days within execution of this agreement to fulfill its cash consideration obligation. Should the Buyer be unable to fulfill such obligation in its entirety within the agreed upon period, both parties agreed that the balances of the cash consideration obligation shall be drawn from the retained earnings of Luxon and/or its wholly-owned subsidiary Yinyuan until such time the balances is fully paid up. Should this occur, the outstanding balances shall become a non-interest bearing loan obligation of Luxon with repayment period of no longer than five year.

2.4 Schedules. If a Schedule referred to in Article IV or V is not attached to this Agreement, the Seller or Buyer, respectively, is representing that there is no information required to be disclosed on such Schedule.

III. CONDUCT OF BUSINESS PENDING CLOSING

Seller and Buyer covenant that between the date hereof and the date of the Closing:

3.1 Access to Seller. Seller shall (a) give to Buyer and to Buyer's counsel, accountants and other representatives reasonable access, during normal business hours, throughout the period prior to the Closing Date (as defined in Section 6.1), to all of the books, contracts, commitments and other records of Seller and shall furnish Buyer during such period with all information concerning Seller that Buyer may reasonably request; and (b) afford to Buyer and to Buyer's representatives, agents, employees and independent contractors reasonable access, during normal business hours, to the properties of Seller, in order to conduct inspections at Buyer's expense to determine that Seller is operating in compliance with all applicable federal, state, local and foreign statutes, rules and regulations, and all material building, fire and zoning laws or regulations and that the assets of Seller are substantially in the condition and of the capacities represented and warranted in this Agreement; provided, however, that in every instance described in (a) and (b), Buyer shall make arrangements with Seller reasonably in advance and shall use its best efforts to avoid interruption and to minimize interference with the normal business and operations of Seller. Any such investigation or inspection by Buyer shall not be deemed a waiver of, or otherwise limit, the representations, warranties or covenants of Seller contained herein.

3.2 Conduct of Business. During the period from the date hereof to the Closing Date, Seller shall and shall use reasonable efforts, to the extent such efforts are within Seller's control, to cause its business to be operated in the usual and ordinary course of business and in material compliance with the terms of this Agreement.

3.3 Exclusivity to Buyer. Until either the exchange agreement is terminated or the exchange closed, Seller agrees not to solicit any other inquiries, proposals or offers to purchase or otherwise acquire, in a exchange transaction or another type of transaction, the business of Seller or the shares of capital stock of Seller. Any person inquiring as to the availability of the business or shares of capital stock of Seller or making an offer therefore shall be told that Seller is bound by the provisions of this Agreement. Seller as well as its officers, directors, representatives or agents further agree to advise Buyer promptly of any such inquiry or offer.

3.4 Access to Buyer. Buyer shall (a) give to Seller and to Seller's counsel, accountants and other representatives reasonable access, during normal business hours, throughout the period prior to the Closing Date, to all of the books, contracts, commitments and other records of Buyer and shall furnish Seller during such period with all information concerning Buyer that Seller may reasonably request; and (b) afford to Seller and to Seller's representatives, agents, employees and independent contractors reasonable access, during normal business hours, to the properties of Buyer in order to conduct inspections at Seller's expense to determine that Buyer is operating in compliance with all applicable federal, state, local and foreign statutes, rules and regulations, and all material building, fire and zoning laws or regulations and that the assets of Buyer are substantially in the condition and of the capacities represented and warranted in this Agreement; provided, however, that in every instance described in (a) and (b), Seller shall make arrangements with Buyer reasonably in advance and shall use its best efforts to avoid interruption and to minimize interference with the normal business and operations of Buyer. Any such investigation or inspection by Seller shall not be deemed a waiver of, or otherwise limit, the representations, warranties or covenants of Buyer contained herein.

3.5 Conduct of Business. During the period from the date hereof to the Closing Date, the business of Buyer shall be operated by Buyer in the usual and ordinary course of such business and in material compliance with the terms of this Agreement.

3.6 Approval. As promptly as reasonably practicable following the date of this Agreement, Seller shall take all action reasonably necessary in accordance with the laws of China and its Organizational Documents to secure the required approval and adoption of this Agreement, including all requisite shareholder approval.

3.8 Mutual Cooperation. The initial press release relating to this Agreement shall be a joint press release. Thereafter, each of the Seller and the Buyer agree to provide 24 hour pre-notification to the other party of any news releases or regulatory filings which the party proposes to issue or file and shall agree to consider any reasonable recommendation or suggestion of the other party with respect thereto. Buyer shall be permitted to make announcements of Seller's newsworthy activities provided the consent of the Seller is obtained, which consent shall not be reasonably withheld. Each party shall also provide the other party with notice a reasonable time in advance of, and shall permit a representative of the other party to review or participate in, any communications, meetings, or correspondence relating to investor relations matters, including matters relating to public offering activities which are expected to take place following Closing.

IV. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows, with the knowledge and understanding that Buyer is relying materially upon such representations and warranties:

4.1 Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of China. Seller has all requisite corporate power to carry on its business as it is now being conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary under applicable law, except where the failure to qualify (individually or in the aggregate) does not have any material adverse effect on the assets, business or financial condition of Seller, and all states in which Seller is qualified to do business as of the date hereof, are listed in the information in Schedule 4.1. The copies of the Organizational Documents of Seller, as amended to date, delivered to Buyer, are true and complete copies of these documents as now in effect. Except as otherwise set forth in the information Schedule 4.1, Seller does not own any interest in any other corporation, business trust or similar entity. The minute book of Seller contains accurate records of all meetings of its respective Board of Directors and shareholders since its incorporation.

4.2 Capitalization. The authorized capital stock of Seller is _100,000,000__ shares of which 11, 000,000 shares will be issued and outstanding for this transaction. All of such shares of capital stock will be duly authorized, validly issued and outstanding, fully paid and nonassessable, and will not be issued in violation of the preemptive rights of any person. There are no subscriptions, options, warrants, rights or calls or other commitments or agreements to which Seller is a party or by which it is bound, calling for any issuance, transfer, sale or other disposition of any class of securities of Seller, except as set forth in Schedule 4.2. There are no outstanding securities convertible or exchangeable, actually or contingently, into shares of common stock or any other securities of Seller. Seller has no subsidiaries except as set forth in Schedule 4.2.

4.3 Authority. This Agreement constitutes, and all other agreements contemplated hereby will constitute, when executed and delivered by Seller in accordance therewith (and assuming due execution and delivery by the other parties hereto), the valid and binding obligation of Seller, enforceable in accordance with their respective terms, subject to general principles of equity and bankruptcy or other laws relating to or affecting the rights of creditors generally.

4.4 Properties. Except as set forth on the information in Schedule 4.4 concerning Seller, Seller has good title to all of the Assets which it purports to own as reflected on the balance sheet included in the Financial Statements (as hereinafter defined), or thereafter acquired. Seller has a valid leasehold interest in all material property of which it is the lessee and each such lease is valid, binding and enforceable against Seller, as the case may be, and, to the knowledge of Seller, the other parties thereto in accordance with its terms. Neither Seller nor the other parties thereto are in material default in the performance of any material provisions thereunder. Neither the whole nor any material portion of the Assets of Seller is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the knowledge of Seller, any such condemnation, expropriation or taking been proposed. None of the assets of Seller is subject to any restriction which would prevent continuation of the use currently made thereof or materially adversely affect the value thereof.

4.5 Contracts Listed; No Default. All contracts, agreements, licenses, leases, easements, permits, rights of way, commitments, and understandings, written or oral, connected with or relating in any respect to present or proposed future operations of Seller (except employment or other agreements terminable at will and other agreements which, in the aggregate, are not material to the business,

properties or prospects of Seller and except governmental licenses, permits, authorizations, approvals and other matters referred to in Section 4.17) are listed and described in the information in Schedule 4.5 concerning Seller. Seller is the holder of, or party to, all of the Seller Contracts. To the knowledge of Seller, the Seller Contracts are valid, binding and enforceable by the signatory thereto against the other parties thereto in accordance with their terms. Neither Seller nor any signatory thereto is in default or breach of any material provision of the Seller Contracts. Seller's operation of its business has been, is, and will, between the date hereof and the Closing Date, continue to be, consistent with the material terms and conditions of the Seller Contracts.

4.6 Litigation. Except as disclosed in the information in Schedule 4.6 concerning Seller, there is no claim, action, proceeding or investigation pending or, to the knowledge of Seller, threatened against or affecting Seller before or by any court, arbitrator or governmental agency or authority which, in the reasonable judgment of Seller, could have any materially adverse effect on Seller. There are no decrees, injunctions or orders of any court, governmental department, agency or arbitration outstanding against Seller.

4.7 Taxes. For purposes of this Agreement, (A) "Tax" (and, with correlative meaning, "Taxes") shall mean any federal, state, local or foreign income, alternative or add-on minimum, business, employment, franchise, occupancy, payroll, property, sales, transfer, use, value added, withholding or other tax, levy, impost, fee, imposition, assessment or similar charge, together with any related addition to tax, interest, penalty or fine thereon; and (B) "Returns" shall mean all returns (including, without limitation, information returns and other material information), reports and forms relating to Taxes or to any benefit plans.

Seller has duly filed all Returns required by any law or regulation to be filed by it, except for extensions duly obtained. All such Returns were, when filed, and to the knowledge of Seller are, accurate and complete in all material respects and were prepared in conformity with applicable laws and regulations in all material respects. Seller has paid or will pay in full or has adequately reserved against all Taxes otherwise assessed against it through the Closing Date, and the assessment of any material amount of additional Taxes in excess of those paid and reported is not reasonably expected.

Seller is not a party to any pending action or proceeding by any governmental authority for the assessment of any Tax, and no claim for assessment or collection of any Tax has been asserted against Seller that has not been paid. There are no Tax liens upon the assets (other than the lien of property taxes not yet due and payable) of Seller. There is no valid basis, to the knowledge of Seller, except as set forth in Schedule 4.7, for any assessment, deficiency, notice, 30-day letter or similar intention to assess any Tax to be issued to Seller by any governmental authority.

4.8 Compliance with Laws and Regulations. To its knowledge, Seller is in compliance, in all material respects, with all laws, rules, regulations, orders and requirements (federal, state and local) applicable to it in all jurisdictions where the business of Seller is currently conducted or to which Seller is currently subject which has a material impact on Seller, including, without limitation, all applicable civil rights and equal opportunity employment laws and regulations, and all state and federal antitrust and fair trade practice laws and the Federal Occupational Health and Safety Act and all similar Canadian laws, rules and regulations. Seller knows of no assertion by any party that Seller is in violation of any such laws, rules, regulations, orders, restrictions or requirements with respect to its current operations, and no notice in that regard has been received by Seller. To the knowledge of Seller, there is not presently pending any proceeding, hearing or investigation with respect to the adoption of amendments or modifications to existing laws, rules, regulations, orders, restrictions or requirements which, if adopted, would materially adversely affect the current operations of Seller.

V. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows, with the knowledge and understanding that Seller is relying materially on such representations and warranties:

5.1 Organization and Standing of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada, and has the corporate power to carry on its business as now conducted and to own its assets and it not required to qualify to transact business as a foreign corporation in any state or other jurisdiction. The copies of the Articles of Incorporation and Bylaws of Buyer, delivered to Seller, are true and complete copies of those documents as now in effect. Buyer does not own any capital stock in any other corporation, business trust or similar entity, and is not engaged in a partnership, joint venture or similar arrangement with any person or entity. The minute books of Buyer contain accurate records of all meetings of its incorporator, shareholders and Board of Directors since its date of incorporation.

5.2 Buyer's Authority. Buyer's Board of Directors has approved and adopted this Agreement and the Exchange.

5.3 Due Execution. This Agreement constitutes, and all other agreements contemplated hereby will constitute, when executed and delivered by Buyer in accordance herewith (and assuming due execution and delivery by the other parties hereto), the valid and binding obligations of Buyer, enforceable in accordance with their respective terms, subject to general principles of equity and bankruptcy or other laws relating to or affecting the rights of creditors generally.

5.4 No Breaches. To its knowledge, the making and performance of this Agreement (including, without limitation, the issuance of the Buyer Shares and Exchangeable Shares) by Buyer will not (i) conflict with the Articles of Incorporation or the Bylaws of Buyer ; (ii) violate any order, writ, injunction, or decree applicable to Buyer of Sub; or (iii) result in any breach or termination of, or constitute a default under, or constitute an event which, with notice or lapse of time, or both, would become a default under, or result in the creation of any encumbrance upon any asset of Buyer under, or create any rights of termination, cancellation or acceleration in any person under, any agreement, arrangement or commitment, or violate any provisions of any laws, ordinances, rules or regulations or any order, writ, injunction or decree to which Buyer is a party or by which Buyer or any of its assets may be bound.

5.5 Capitalization. The authorized capital stock of Buyer is as set forth in Schedule 5.5. Except for the foregoing and for the shares to be issued under the terms of this Agreement or otherwise referred to in this Agreement, there are no agreements, commitments, obligations, options, warrants or similar rights, oral or written, known to Buyer or its affiliates under which additional shares of Buyer are required to be issued after the Closing. All of the outstanding Buyer Common Stock is duly authorized, validly issued, fully paid and non-assessable, and was not issued in violation of the preemptive rights of any person. The Share Consideration to be issued upon effectiveness of the Exchange, when issued in accordance with the terms of this Agreement shall be duly authorized, validly issued, fully paid and non-assessable.

5.6 Business. Buyer, since its formation, has engaged in no business other than as set forth in a schedule attached by Buyer to this Agreement.

5.7 Governmental Approval; Consents. To its knowledge, no authorization, license, permit, franchise, approval, order or consent of, and no registration, declaration or filing by Buyer with, any governmental authority, federal, state or local, is required in connection with Buyer's execution, delivery and performance of this Agreement. No consents of any other parties are required to be received by or on the part of Buyer to enable Buyer to enter into and carry out this Agreement.

5.8 Financial Statements. To its knowledge, the financial statements of Buyer as set forth in a schedule attached by Buyer to this Agreement (the "Buyer Financial Statements") present fairly, in all material respects, the financial position of Buyer as of the respective dates and the results of its operations for the periods covered in accordance with GAAP applicable to the United States. Without limiting the generality of the foregoing, (i) except as set forth in Schedule 5.13 and as follows, there is no basis for any assertion against Buyer as of the date of said balance sheets of any material debt, liability or obligation of any nature not fully reflected or reserved against in such balance sheets or in the notes thereto; and (ii) there are no assets of Buyer, the value of which (in the reasonable judgment of Buyer) is materially overstated in said balance sheets. Except as disclosed therein, Buyer has no known material contingent liabilities (including liabilities for taxes), unusual forward or long-term commitments or unrealized or anticipated losses from unfavorable commitments. Buyer is not a party to any contract or agreement for the forward purchase or sale of any foreign currency.

5.9 Adverse Developments. Except as expressly provided or set forth in, or required by, this Agreement, or as set forth in the Buyer Financial Statements, since the last date of its financial information in a schedule attached by Buyer to this Agreement, there have been no materially adverse changes in the assets, liabilities, properties, operations or financial condition of Buyer, and no event has occurred other than in the ordinary and usual course of business or as set forth in a schedule attached by Buyer to this Agreement or in the Buyer Financial Statements which could be reasonably expected to have a materially adverse effect upon Buyer, and Buyer does not know of any development or threatened development of a nature that will, or which could be reasonably expected to, have a materially adverse effect upon Buyer's operations or future prospects. The parties recognize that Buyer is essentially dormant, conducts no operations and has no significant assets.

5.10 Contracts Listed. All material contracts, agreements, licenses, leases, easements, permits, rights of way, commitments, and understandings, written or oral, connected with or relating in any respect to the present operations of Buyer are, with the exception of this Agreement, described in a schedule attached by Buyer to this Agreement.

5.11 No Default. All of the contracts, agreements, leases, commitments and understandings, written or oral, and any other contract, agreement, lease, commitment or understanding, written or oral, binding upon Buyer referred to in section 5.10 above, are listed in a schedule attached by Buyer to this Agreement. To the knowledge of Buyer, the Buyer Contracts are valid, binding and enforceable by Buyer against the other parties thereto in accordance with their terms. Neither Buyer nor, to the knowledge of Buyer, any of the other parties thereto is in default or breach of any material provision of the Buyer Contracts. Buyer has furnished Seller with a true and complete copy of each Buyer Contract, as amended.

5.12 Taxes. Buyer has duly filed all Returns required by any law or regulation to be filed by it except for extensions duly obtained. All such Returns were, when filed, and to the best of Buyer's knowledge are, accurate and complete in all material respects and were prepared in conformity with applicable laws and regulations. Buyer has paid or will pay in full or has adequately reserved against all Taxes otherwise assessed against it through the Closing Date, and the assessment of any material amount of additional Taxes in excess of those paid and reported is not reasonably expected.

Buyer is not a party to any pending action or proceeding by any governmental authority for the assessment of any Tax, and no claim for assessment or collection of any Tax has been asserted against Buyer that has not been paid. There are no Tax liens upon the assets of Buyer (other than the lien of personal property taxes not yet due and payable). There is no valid basis, to the best of Buyer's knowledge, except as set forth in the Buyer Disclosure Schedule, for any assessment, deficiency, notice, 30-day letter or similar intention to assess any Tax to be issued to Buyer by any governmental authority.

5.13 Litigation. Except as disclosed in this Agreement, a schedule attached by Buyer to this Agreement or Schedule 5.13, there is no claim, action, proceeding or investigation pending or, to Buyer's knowledge, threatened against or affecting Buyer before or by any court, arbitrator or governmental agency or authority which, in the reasonable judgment of Buyer, could have a materially adverse effect on Buyer. There are no decrees, injunctions or orders of any court, governmental department, agency or arbitration outstanding against Buyer.

5.14 Compliance with Laws and Regulations. To its knowledge, Buyer is in compliance, in all material respects, with all laws, rules, regulations, orders and requirements (federal, state and local) applicable to it in all jurisdictions in which the business of Buyer is currently conducted or to which Buyer is currently subject, which may have a material impact on Buyer, including, without limitation, all applicable civil rights and equal opportunity employment laws and regulations, all state and federal antitrust and fair trade practice laws and the Federal Occupational Health and Safety Act. Buyer does not know of any assertion by any party that Buyer is in violation of any such laws, rules, regulations, orders, restrictions or requirements with respect to its current operations, and no notice in that regard has been received by Buyer. To Buyer's knowledge, there is not presently pending any proceeding, hearing or investigation with respect to the adoption of amendments or modifications of existing laws, rules, regulations, orders, restrictions or requirements which, if adopted, would materially adversely affect the current operations of Buyer.

VI. STOCKHOLDER APPROVAL; CLOSING DELIVERIES

6.1 Stockholder Approval. Seller shall submit the Exchange and this Agreement to its shareholders for approval and adoption at the Meeting or by written consent as soon as practicable. Subject to the Exchange and this Agreement receiving all approvals of Seller and Seller shareholders and regulatory approvals required in China and the absence of 10% or more of the non-affiliated shareholders of Seller (i) voting against the Exchange; and (ii) requesting redemption of their shares of Seller's Shares in the manner provided under Nevada law.

6.2 Closing Deliveries of Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer:

(a) A certificate dated as of the Closing Date, to the effect that the representations and warranties of Seller contained in this Agreement are true and correct in all material respects at and as of the Closing Date and that Seller has complied with or performed in all material respects all terms, covenants and conditions to be complied with or performed by Seller on or prior to the Closing Date;

(b) A certificate, dated as of the Closing Date, certifying as to the Articles of Incorporation and Bylaws of Seller, the incumbency and signatures of the officers of each of Seller and copies of the directors' and shareholders' resolutions of Seller approving and authorizing

the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby;

(c) Stock certificates representing all of Seller's Shares, duly endorsed for transfer to the Buyer or as the Buyer may otherwise direct.

6.3 Closing Deliveries of Buyer. At the Closing, Buyer shall deliver to Seller:

(a) A certificate of Buyer, dated as of the Closing Date, to the effect that the representations and warranties of Buyer contained in this Agreement are true and correct in all material respects and that Buyer has complied with or performed in all material respects all terms, covenants and conditions to be complied with or performed by Buyer on or prior to the Closing Date;

(b) A certificate, dated as of the Closing Date, executed by the Secretary of Buyer, certifying the Articles of Incorporation, Bylaws, incumbency and signatures of officers of Buyer and copies of Buyer's directors' and shareholders' resolutions approving and authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(c) Books and records of Buyer;

(e) Documentation satisfactory to Seller evidencing the fact that the signatories on all relevant bank accounts of Buyer have been changed to signatories designated by Seller.

(f) A corporate resolution that will irrevocably instruct a Transfer Agent or other person in charge of the share transfer record about the exchange ratio representing the Buyer Shares issued as partial consideration hereunder and instructions to issue share certificates to the Shareholders in the appropriate amounts, including evidence of any share conditions attributable to the Buyer Shares. No Buyer Shares shall be issued until the Buyer shall have received a certificate for required number of Seller's Shares.

(g) Share certificates in the appropriate amount of Buyers Shares issued to the Shareholders. No Buyers Shares shall be issued until the Buyer shall have received a certificate for required number of Seller's Shares.

(Signature Page to Follow)

THE PARTIES TO THIS AGREEMENT HAVE READ THIS AGREEMENT, HAVE HAD THE OPPORTUNITY TO CONSULT WITH INDEPENDENT COUNSEL OF THEIR OWN CHOICE, AND UNDERSTAND EACH OF THE PROVISIONS OF THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

Party A 1: Jilin Province Tianxin Economic and Trade Ltd Legal Representative Yu Dianlin Signature: ____________________

Party A 2: Gao Ge Signature: ____________________

Party B: Luxon Holdings, Inc. Chief Executive Officer William Wang Signature: ____________________

Schedule 5.5

Buyer is authorized to issue 100,000,000 shares of common stock with $0.001 par value per share. No shares are outstanding as of the date of execution of this Agreement.